Fortune Brands Elects Victor Grizzle to Board of Directors

Company Also Announces Anticipated Retirements of

Longtime Directors David Mackay and Ann Hackett

DEERFIELD, Ill.--(BUSINESS WIRE)—Nov. 9, 2026--Fortune Brands Innovations, Inc. (NYSE: FBIN) (“Fortune Brands” or the “Company”), an industry-leading home, security and digital products company, today announced that the Board of Directors has elected Victor Grizzle as a Class I member of the Board, effective January 1, 2027, and for a term continuing until the Company’s 2027 annual meeting of shareholders.

Grizzle brings more than three decades of leadership experience across building products, industrial manufacturing and engineered products. He currently serves as Executive Chair of Armstrong World Industries, where he previously served for 10 years as President and Chief Executive Officer. During his time as CEO, he oversaw a significant transformation of the business focused on profitable growth, portfolio expansion and operational performance. Earlier in his career, he held senior leadership roles at Valmont Industries and GE. He is also an independent director of Franklin Electric Co.

“Vic’s deep building products experience and successful track record of leading a public company through significant change will strengthen our Board as we support our new team of leaders to improve performance and position Fortune Brands for long-term growth,” said Non-Executive Chair of the Board Susan Kilsby. “He brings valuable perspective on what it takes to manage and grow a strong portfolio of brands, improve operational performance and generate profitable growth. We look forward to welcoming him to Fortune Brands.”

After 15 years of service to the Company and its shareholders, David Mackay has informed the Company of his decision to retire on December 9, 2026. Additionally, Ann Fritz Hackett has informed the Company of her decision to retire, effective immediately following the 2027 annual meeting of shareholders. Mackay and Hackett joined the Board of Directors in 2011 when the Company began trading as an independent, stand-alone publicly traded company following a spin-off from its former parent company.

“We are also grateful to David and Ann for their many years of dedicated service and valuable contributions to Fortune Brands. They have been an integral part of shaping the Company’s history. Their leadership and the continuity they have provided have enabled the Company to evolve and change throughout times of growth and during times of economic challenge. On behalf of the Board, I want to thank David and Ann for their partnership and counsel,” said Kilsby.

About Fortune Brands Innovations

Fortune Brands Innovations, Inc. (NYSE: FBIN) is an industry-leading home, security and digital products company. The Company makes innovative, reliable products that contribute to safety, enhance sustainability and provide luxury for residential and commercial customers. The Company’s trusted brands include Moen, House of Rohl, Aqualisa, SpringWell, Therma-Tru, Larson, Fiberon, Master Lock, Sentry Safe and Yale residential. Learn more at www.fbin.com.

Source: Fortune Brands Innovations, Inc.

INVESTOR CONTACT:

Curt Worthington

Investor.Questions@fbin.com